Exhibit 99.2
For Immediate Release: December 4, 2017
Jennifer Nahas
Vice President, Marketing
Griffin Capital Company
jnahas@griffincapital.com
Office Phone: 949-270-9332
Cell Phone: 949-433-6860

Julius Buchanan / Joseph Kuo
Haven Tower Group LLC
424 652 6520, ext. 114 / 424 652 6520, ext. 101
jbuchanan@haventower.com or jkuo@haventower.com

Griffin Capital Essential Asset REIT Completes Acquisition of
LPL Corporate Campus

El Segundo, Calif. (December 4, 2017) – Griffin Capital Company, LLC (“Griffin Capital”) announced today on behalf of Griffin Capital Essential Asset REIT, Inc. (the “REIT”), the acquistion of the LPL Financial Carolinas Corporate Campus (the “Property”) at a purchase price of $130 million. This two-building property is leased in its entirety to LPL Holdings, Inc. (the “Tenant”) with approximately 19 years of remaining lease term and 1.75% annual base rental rate increases. The state-of-the-art campus is one of LPL’s three major national offices and is the firm’s largest by headcount and square footage, with nearly 2,000 total employees occupying over 450,000 square feet.

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Constructed in 2016 and located 17 miles south of Charlotte in Fort Mill, South Carolina, a rapidly-growing and highly desireable area, the Property consists of two adjacent, six-story, Class A office buildings totaling approximately 452,000 square feet of rentable area, as well as a six-level structured parking deck with 1,913 spaces situated on two parcels totaling 16.3 acres. The campus combines natural elements with extensive employee amenities to create an attractive working environment for the tenant’s growing labor force; key amenities include a full-service cafeteria with indoor and outdoor seating, a fitness center, an outdoor putting green, community garden and walking trails. The Property is located within Fort Mill’s award-winning Kingsley master-planned development, which offers additional high quality restaurant, service retail and hotel amenities. The Property is less than 30 minutes drive from downtown Charlotte and only about 15 minutes from high-end housing in suburban Charlotte.

Commenting on the acquistion, Don Pescara, Griffin Capital’s Managing Director of Acquisitions, stated, “We’ve been focused on the greater Charlotte metropolitan area due to its well-diversified economy and significant growth over the past two decades. The acquisition of the LPL Financial Campus adds to our portfolio two well-located, high-quality buildings leased to a premier tenant.”

Michael J. Escalante, Griffin Capital’s Chief Investment Officer, added, “The assets meet our criteria of investing in income-generating properties leased to established corporate tenants on a long-term basis. Given that these assets are critical to LPL Financial’s ongoing operations, they represent the type of investment that fits well with our own investing objectives as well as those of Griffin Capital Essential Asset REIT, Inc.”

The LPL Financial Campus was acquired with 1031 exchange proceeds from the disposition of the DreamWorks Animation’s Headquarters and Studio Campus, which the REIT sold on November 21st.

To learn more about Griffin Capital Essential Asset REIT, please visit
https://www.griffincapital.com/griffin-capital-essential-asset-reit

About Griffin Capital Essential Asset REIT
Griffin Capital Essential Asset REIT, Inc. is a publicly-registered non-traded REIT with a portfolio, as of September 30, 2017, of 74 office and industrial properties totaling 18.8 million rentable square feet, located in 20 states, representing total REIT capitalization of approximately $3.4 billion. Griffin Capital Essential Asset REIT, Inc. is one of several REITs sponsored or co-sponsored by Griffin Capital.

About Griffin Capital
Griffin Capital is a leading alternative investment asset manager with approximately $9.6 billion in assets under management as of September 30, 2017. Founded in 1995, the privately held firm is led by a seasoned team of senior executives with more than two decades of investment and real estate experience and who collectively have executed more than 650 transactions valued at over $22 billion.

The firm manages, sponsors or co-sponsors a suite of carefully curated, institutional quality investment solutions distributed by Griffin Capital Securities, LLC to retail investors through a community of partners, including independent and insurance broker-dealers, wirehouses, registered investment advisory firms and the financial advisors who work with these enterprises.

Additional information is available at www.griffincapital.com.
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